MARKETAXESS REPORTS 2007 THIRD QUARTER RESULTS
Diluted EPS of $0.07 Versus $0.04 in the Prior Year Period; Net Income Up 85.8%
Third Quarter Financial and Operating Highlights*
•	Diluted earnings per share of $0.07 versus $0.04.

•	Net income of $2.4 million, up 85.8%.

•	Revenues of $22.2 million, up 6.9%.

•	Total expenses of $18.6 million, up 0.1%.

•	Pre-tax income of $3.6 million, up 63.4%.

•	Pre-tax margin of 16.4%, up from 10.7%.
*All comparisons versus third quarter 2006.
NEW YORK, October 31, 2007 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed income securities, today announced results for the third quarter ended September 30, 2007.
Total revenues for the third quarter of 2007 increased 6.9% to $22.2 million, compared to $20.8 million in the third quarter of 2006. Pre-tax income for the third quarter of 2007 was $3.6 million, an increase of 63.4% compared to $2.2 million in the third quarter of 2006. Net income in the third quarter of 2007 totaled $2.4 million, or $0.07 per share on a diluted basis, an increase of 85.8% compared to $1.3 million, or $0.04 per share on a diluted basis, in the third quarter of 2006.
Pre-tax margin in the third quarter of 2007 was 16.4%, compared to 10.7% in the third quarter of 2006.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “Platform trading volumes in the third quarter were negatively impacted by the severe and widespread dislocation in the credit markets during the period. Despite this shock to the market and the temporary migration of trading to the telephone, we recorded our third highest quarter for total revenue generation, driven in part by the first full quarter’s impact of our new European high-grade fee plan. Furthermore, our continued focus on expense discipline drove incremental margins higher, reflecting the strong operating leverage and free cash flow generation in our business model.”
Third Quarter Results
Total revenues for the third quarter of 2007 increased 6.9% to $22.2 million, compared to $20.8 million in the third quarter of 2006. U.S. high-grade corporate bond commissions decreased 2.2% to $12.0 million in the third quarter of 2007, compared to $12.3 million in the third quarter of 2006. European high-grade corporate bond commissions increased 48.6% to $4.9 million in the third quarter of 2007, compared to $3.3 million in the third quarter of 2006. Other commissions increased 2.4% to $2.1 million in the third quarter of 2007. Other revenue of $3.2 million, which consists of information and user access fees, license fees, technology services fees, investment income and other revenue, was flat when compared to the third quarter of 2006.
Total expenses for the third quarter of 2007 increased 0.1% to $18.6 million, compared to $18.5 million in the third quarter of 2006. Employee compensation and benefits expense decreased 2.1% to $10.3 million, compared to $10.5 million in the third quarter of 2006 primarily due to reduced severance expense, partially offset by higher incentive compensation.
Pre-tax income in the third quarter of 2007 was $3.6 million, an increase of 63.4% compared to $2.2 million in the third quarter of 2006. Pre-tax margin was 16.4% in the third quarter of 2007, compared to 10.7% in the third quarter of 2006.
The effective tax rate for the third quarter of 2007 was 33.9%, compared to 41.8% for the third quarter of 2006. The decrease in the effective tax rate was principally attributable to an increase in foreign earnings in 2007.
Net income for the third quarter of 2007 was $2.4 million, or $0.07 per diluted share, an increase of 85.8% compared to $1.3 million, or $0.04 per diluted share, in the third quarter of 2006.
Headcount as of September 30, 2007 was 181, compared to 185 as of September 30, 2006.
Trading Volume
For the third quarter of 2007, total trading volume was $75.6 billion, a decline of 9.6% compared to $83.8 billion in the third quarter of 2006. U.S. high-grade trading volume declined 19.8% to $39.9 billion in the third quarter of 2007, compared to third quarter 2006 volume of $49.8 billion. U.S. high-grade volume as a percentage of TRACE high-grade trading volume was an estimated 7.8% in the third quarter of 2007, down from an estimated 9.3% in the third quarter of 2006. Total TRACE volume in the third quarter of 2007 decreased 4.0% to $512.7 billion, compared to $534.0 billion in the third quarter of 2006. Total U.S. high-grade trading volume for the third quarter of 2007 includes single-dealer inquiries of $2.6 billion. European high-grade trading volume in the third quarter of 2007 was $14.7 billion, a decline of 21.3% compared to $18.7 billion in the third quarter of 2006. Other trading volume increased 37.6% to $21.0 billion, compared to $15.3 billion in the third quarter of 2006.
Balance Sheet Data
As of September 30, 2007, total assets were $198.4 million, which included $127.8 million in cash, cash equivalents and securities, and a deferred tax asset of $36.6 million. Total assets as of December 31, 2006 were $204.3 million and included $131.0 million in cash, cash equivalents and securities and a deferred tax asset of $38.9 million. Total stockholders’ equity as of September 30, 2007 was $176.3 million and book value per common share was $5.10, based on 34.6 million diluted shares outstanding.
Share Repurchases
In November 2006, the Board of Directors approved a $40.0 million share repurchase program. During the third quarter of 2007, the Company repurchased 0.2 million shares of its outstanding common stock at an average price of $17.18 per share, for a total expenditure of $3.5 million. A total of $10.0 million remains in the current repurchase program as of September 30, 2007.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-314-4483 (U.S.) or 617-213-8049 (international). The passcode for all callers is 62585694. The Company will also host a live audio webcast of the conference call on the Investor

Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 81260507. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$11,982	$12,250	$40,196	$34,254
European high-grade	4,889	3,290	14,099	11,717
Other	2,107	2,057	6,832	6,371

Total commissions	18,978	17,597	61,127	52,342
Information and user access fees	1,535	1,426	4,357	4,108
License fees	90	247	658	742
Investment income	1,332	1,266	3,812	3,312
Other	263	238	1,313	732

Total revenues	22,198	20,774	71,267	61,236

Expenses
Employee compensation and benefits	10,258	10,483	32,771	31,264
Depreciation and amortization	1,686	1,703	5,476	5,025
Technology and communications	1,897	1,956	5,595	5,799
Professional and consulting fees	1,883	1,883	5,505	6,922
Occupancy	869	778	2,423	2,270
Marketing and advertising	481	338	1,364	1,193
General and administrative	1,481	1,403	3,982	3,748

Total expenses	18,555	18,544	57,116	56,221

Income before income taxes	3,643	2,230	14,151	5,015
Provision for income taxes	1,233	933	5,739	1,832

Net income	$2,410	$1,297	$8,412	$3,183

Per Share Data:
Earnings per share:
Basic	$0.07	$0.04	$0.26	$0.11
Diluted	$0.07	$0.04	$0.24	$0.09

Weighted-average common shares:
Basic	32,829	31,320	32,190	30,274
Diluted	34,575	34,793	34,593	35,028

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	September 30, 2007	December 31, 2006
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$74,350	$82,000
Securities available-for-sale	53,449	49,015
Deferred tax assets, net	36,558	38,901
All other assets	34,012	34,362

Total assets	$198,369	$204,278

Liabilities and Stockholders’ Equity

Total liabilities	$22,038	$18,993
Total stockholders’ equity	176,331	185,285

Total liabilities and stockholders’ equity	$198,369	$204,278

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade — multi dealer [1]	$37,343	$44,627	$155,730	$124,347
U.S. high-grade — single dealer [2]	2,587	5,134	12,571	14,627
European high-grade	14,740	18,733	66,857	65,488
Other [3]	21,004	15,259	56,386	43,214

Total	$75,674	$83,753	$291,544	$247,676

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade [1,2]	$634	$790	$895	$743
European high-grade	230	293	354	348
Other [3]	333	242	300	231

Total	$1,197	$1,325	$1,549	$1,322

Number of U.S. Trading Days [4]	63	63	188	187
Number of U.K. Trading Days [5]	64	64	189	188

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess® trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess® transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[2]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[3]	Effective September 2005, the Company began reporting credit default swaps trading volume in “Other” trading volume.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.